Exhibit 3.94(a)
ARTICLES OF INCORPORATION
OF
USP WINTER PARK, INC.
     The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.
     ARTICLE I — NAME. The name of the corporation shall be: USP Winter Park, Inc.
     ARTICLE II — PRINCIPAL OFFICE. The principal place of business and mailing address of this corporation shall be: 7251 University Boulevard, Suite 100, Winter Park, Florida 32792.
     ARTICLE III — SHARES. The number of shares of stock that this corporation is authorized to have outstanding at any one time is: 10,000. Shares of stock of this corporation shall have a par value of $.01 per share.
     ARTICLE IV — INITIAL REGISTERED AGENT AND STREET ADDRESS. The name and Florida street address of the initial registered agent are:
C T Corporation System
1200 South Pine Island Road
Plantation, Florida 33324
     ARTICLE V — INCORPORATOR. The name and address of the incorporator to these Articles of Incorporation are:
Robert D. Mosher
445 South Figueroa Street, 31st Floor
Los Angeles, California 90071

/s/ Robert D. Mosher	October 13, 1998

Robert D. Mosher, Incorporator	Date
Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

/s/ M. T. Fitzpatrick	October 13, 1998

Signature Registered Agent M. T. Fitzpatrick, Assistant Secretary	Date